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                                                                  EXHIBIT (B)(1)



BB&T                                                  BRANCH BANKING & TRUST CO.
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                                                      BUSINESS SERVICES

March 22, 2001                                     One West Pack Square (28801)
                                                   Suite 201
                                                   P.O. Box 450
                                                   Asheville, NC  28802
                                                   (828) 285-1800
                                                   Fax (828) 251-4650
CASCO International, Inc.
Mr. Charles R. Davis
Mr. S. Robert Davis
Mr. Jeffrey A. Ross
P.O. Box 310
Shelby, NC  28151

                                COMMITMENT LETTER

Dear Chuck, Bob and Jeff:

Branch Banking and Trust Company ("Bank") is pleased to offer you the following commitment (the "Commitment") for a loan (the "Loan"). The terms and conditions of this Commitment are as follows:

                                    TERM LOAN

         1.       Borrower: CASCO International, Inc. (the "Borrower").

         2. Purpose: The proceeds of the Loan shall be used by the Borrower to purchase outstanding shares of stock to take the company private.

         3. Collateral: The Loan shall be cross-collateralized with the existing collateral securing the Asset Based Line of Credit established July 30, 1998. Also, the Loan shall be secured by a second lien deed of trust (the "Deed of Trust") on approximately 14.6 acres and improvements of approximately 134,000 sq. ft. office building and warehouse located at 4205
                  E. Dixon Blvd., Shelby, NC 28152 (the Collateral").

         4. Amount: The maximum principal amount of the Loan shall be $2,200,000.00.

         5. Advances: The proceeds of the Loan shall be advanced at closing.

         6. Interest Rate: The interest rate on the Loan shall be the variable rate per annum of the Bank's Prime Rate plus .25% to be adjusted daily as the Bank's Prime Rate changes.

         7. Repayment Terms: Accrued interest only shall be repayable monthly beginning three (3) months from the date of closing. Fifty-six (56) equal monthly payments of principal and interest shall then be payable beginning in the fourth (4th) month from the date of closing, with a final payment of all unpaid principal and accrued interest due at maturity.


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Commitment Letter to CASCO International, Inc.
March 22, 2001
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         8.       Guarantors: American Home Building Corporation, Mr. Chuck
                  Davis and Mr. Robert Davis shall be required to guarantee the loan in full and execute appropriate documents at Loan closing to evidence the obligation.

         9. Commitment Fee: A commitment fee of $5,500.00 shall be payable by Borrower to Bank at Loan closing.

         10. Prepayment: Bank shall charge no prepayment premium should Borrower choose at any time to prepay part or all of the remaining principal balance due on the Loan.

         11. Documentation: At Loan closing, the Borrower shall execute a promissory note, security agreement, Deed of Trust, Loan Agreement and other related documents and instruments satisfactory to the Bank to evidence and secure the Loan.

         12. Hazard Insurance: At the Loan closing, the Borrower shall furnish Bank a hazard insurance policy for the replacement cost of the Collateral naming Bank as lienholder/loss payee on the business assets and Mortgagee/loss payee on the real estate and improvements. The insurance company issuing the policy must be acceptable to the Bank.

         13. Appraisal: Prior to the Loan closing, the Borrower shall submit three (3) copies of an appraisal on the Collateral prepared by an appraiser engaged by the Bank. The first and second liens on the real estate and improvements shall not exceed 80% of the loan to value, without requiring additional approved collateral.

         14. Survey and Flood Hazard Certification: Prior to the Loan closing, the Bank shall require the receipt of a satisfactory survey of the real estate Collateral. The surveyor must provide certification that the improvements are not located in a special flood hazard area.

         15. Title Insurance: Prior to the Loan closing, the Bank shall receive a standard ALTA mortgagee title insurance binder on the real property, and promptly after the Loan closing, the Bank shall receive a standard ALTA mortgagee title insurance policy covering the Deed of Trust satisfactory to the Bank as to coverage and amount. The binder and policy shall show no exceptions to coverage not acceptable to the Bank.

         16. Assignment of Life Insurance Policy: The Bank shall receive an assignment of a company life insurance policy with the cash value of at least $700,000.00. The Borrower agrees to pay down the $2,200,000.00 loan after closing to $1,500,000.00 from the $700,000.00 insurance proceeds.

                     ASSET BASED LINE OF CREDIT MODIFICATION

         1.       Borrower: CASCO International, Inc. (the "Borrower").

         2. Purpose: The modification of the existing Asset Based Lien of Credit ("ABL") shall reduce the face amount from $5,000,000.00 to $3,000,000.00.

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Commitment Letter to CASCO International, Inc.
March 22, 2001
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         3.       Documentation: At Loan closing, the Borrower shall execute a
                  Note Modification Agreement to evidence the amendment to the existing Promissory Note and Loan Agreement dated July 30, 1998.

         4. Other Conditions Precedent: Other conditions precedent to the modification to existing Asset Based Line of Credit (ABL):


                  a. The Bank shall increase ABL reporting and audits from moderate to standard reporting and servicing. Borrowing availability based on 85% of eligible accounts receivable and 50% of eligible inventory, with a $1,500,000.00 limit on inventory. Standard ABL reporting requires weekly loan base reports, monthly Accounts Receivable agings, monthly inventory listings and monthly Accounts Payable agings.

         5. Existing Terms and Conditions: All terms and conditions of the existing loan documents executed on July 30, 1998, and Commitment Letter dated June 10, 1998, shall remain in full force and effect.

                   STANDARD TERMS AND CONDITIONS FOR TERM LOAN
                         AND ASSET BASED LINE OF CREDIT

         1. Credit Qualifications: This Commitment is issued in reliance upon the accuracy and completeness of all information furnished by or for the Borrower and guarantors and is subject to the continued accuracy and completeness of all such information. The extension of credit by the Bank pursuant to this Commitment is subject to the condition precedent that the Borrower and guarantors shall after the date hereof maintain a financial condition acceptable to the Bank in its sole discretion. In addition, the Loan is conditioned upon there being no material adverse change which threatens the Borrower's ability to repay the Loan or pledge the Collateral to secure repayment.

         2. Financial Information: While the Loan is outstanding, the borrower shall provide the Bank with annual audited financial statements within 120 days of the Borrower's fiscal year end and monthly Borrower prepared financial statements. Also, all individual guarantors and American Home Building Corporation shall furnish annual financial statements and tax returns. In addition, Borrower shall supply Bank with such other financial information as the Bank may reasonably request from time to time. All financial information shall be prepared in accordance with GAAP and must be certified true and correct by the Borrower.

         3. Expenses: All expenses associated with the Loan are to be paid by the Borrower. These expenses shall include, but are not limited to, the attorneys' fees, appraisal fee, and all necessary recording fees.

         4. Attorney's Opinion: The Bank shall require a legal opinion letter from Borrower's attorney, which must be acceptable to the Bank and Bank's counsel.

         5. Banking Relationship: The Borrower agrees to maintain its primary depository account(s) with the Bank.


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Commitment Letter to CASCO International, Inc.
March 22, 2001
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         6.       Covenants: The Borrower agrees to adhere to the following
                  covenants, which shall be included, along with other covenants, in a loan agreement to be executed by the Bank and the Borrower at or prior to the Loan closing:

                  (a) No additional company debt or leases without prior written approval of the Bank.

                  (b)      No dividend payout without prior bank approval.

                  (c) Maintain a maximum Debt/Tangible Net Worth of 11:1 at closing.

                  (d) Increase Tangible Net Worth by $400,000.00 or greater by fiscal year end (12/31/01) and by a minimum of $750,000.00 annually each year after 2001.

                  (e) Maintain a minimum cash flow debt service ratio of 1.25x.

         7. Conflicting Provisions: If any of the provisions of this commitment letter shall be construed to conflict with any terms or provisions contained in the Loan Documents, then the Loan Documents shall take priority.

         8. Other Conditions Precedent: Other conditions precedent to the closing of this Loan include the following:

                  (a) The commitment is based upon a satisfactory review of the Borrower's final 2000 audit.

                  (b) Prior to closing, the Bank shall review and approve the final ownership structure.

                  (c) The Bank shall engage outside counsel to represent the Bank at this Loan closing at the Borrower's expense.

                  (d) The Bank's counsel shall provide a favorable opinion on all aspects of the stock transaction including the disposition of outstanding warrants.

                  (e) American Home Builders to pledge closely held stock to the Bank.

                  (f) An updated personal financial statement on Chuck Davis is required prior to closing.

This Commitment is open for your acceptance until the close of business on February 16, 2001 (the "Expiration Date"), at which time this Commitment expires if not accepted and returned to the Bank. In addition, this Commitment shall expire and the Bank shall not be required to make the Loan if the Loan does not close by March 16, 2001. To acknowledge your acceptance, please return a signed copy of this letter to my attention at the following address on or before the Expiration Date:


Branch Banking and Trust Company
P.O. Box 450
Asheville, NC  28802

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Commitment Letter to CASCO International, Inc.
March 22, 2001
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Very truly yours,

BRANCH BANKING AND TRUST COMPANY

By:        /s/ Laura A. Herring
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                            Laura A. Herring

Title:     Sr. Vice President
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Phone:     828-232-4360
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The foregoing terms and conditions are hereby accepted and agreed to this 15th day of February, 2001.


CASCO INTERNATIONAL, INC.

By:        /s/ S. Robert Davis
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Title:     Chairman
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GUARANTORS:

AMERICAN HOME BUILDING CORPORATION

By:        /s/ Charles R. Davis
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Title:
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By:        /s/ S. Robert Davis
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Title:
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/s/ Charles R. Davis
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                       Charles R. Davis

/s/ S. Robert Davis
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                        S. Robert Davis